 EX‑34.2

(logo)Crowe Horwath

Crowe Horwath LLP

Independent Member Crowe Horwath International

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NS Servicing II, LLC

New York, New York

We have examined management's assertion, included in the accompanying Management's Report on Assessment of Compliance with Regulation AB Criteria that NS Servicing II, LLC (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB, as of December 31, 2015 and for the period January 1, 2015 to December 31, 2015 (the "Reporting Period”) for the commercial mortgage-backed security transactions or commercial mortgage loans included in a commercial mortgage-backed security or other securitization transaction, for which the Company is named as a special servicer and is required to comply with Regulation AB (the "Platform") except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(3)(ii-iv), 1122(d)(4)(ii), 1122(d)(4)(v), and 1122(d)(4)(ix-xv), for which the Company has determined are not applicable to the activities performed with respect to the Platform.  With respect to applicable servicing criterion 1122(d)(2)(iii) and 1122(d)(4)(iii).the Company has determined that there were no activities performed during the year ended December 31, 2015 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. The Company has determined that servicing criteria 1122(d)(3)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the Company's obligation to report to the certificate administrator or other parties in accordance with the transaction agreement. Appendix A to Management's Report on Assessment of Compliance with Regulation AB Criteria identifies the individual transactions defined by management as constituting the Platform. Management is responsible for the Company's compliance with the applicable servicing criteria.  Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected asset-backed transactions and securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those servicing activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by the report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.

As described in the accompanying Management's Report on Assessment of Compliance with Regulation AB Criteria, for servicing criteria 1122(d)(4)(vi) and 1122(d)(4)(vii), the Company has engaged various vendors to perform the activities required by these servicing criteria.  The Company has determined that these vendors are not considered "servicers” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Section 200.06 of the Compliance and Disclosure Interpretations for Regulation AB published by the Division of Corporation Finance ("C&DIs Section 200.06").  As permitted by C&DIs Section 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DIs Section 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's determination of its eligibility to use C&DIs Section 200.06.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of December 31, 2015 and for the period January 1, 2015 to December 31, 2015 for the Platform is fairly stated, in all material respects.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Fort Lauderdale, Florida

March 3, 2016